Exhibit 23.3

FEDERAL SERVICES ACQUISITION CORPORATION

June 21, 2005

Professional Services Council

2101 Wilson Boulevard

Suite 750

Arlington, VA 22201

Attn: Alan Chvotkin, Senior Vice President and Counsel

BY FAX: 703-875-8922

Re:                               Consent to being named in registration statement

Ladies and Gentlemen:

This letter agreement (“Consent Letter”) is being delivered to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Federal Services Acquisition Corp. (the “Company”) with the Securities and Exchange Commission, which relates to the Company’s initial public offering.  The Company requests your consent to be named in an amendment to the Registration Statement as the source for the $290 billion and $160 billion figures in the following two sentences: “The U.S. government’s procurement spending for the 2004 and 2003 fiscal years, the latest years for which such information was available to us, was approximately $327 billion and $290 billion, respectively.  Of the 2003 amount, outsourced services alone amounted to approximately $160 billion.”  Please acknowledge your consent to the foregoing by signing this Consent Letter in the space provided below and faxing it to the attention of the undersigned at the Company (fax number: 212-829-0553).

Very truly yours,

FEDERAL SERVICES ACQUISITION CORPORATION

By:	/s/ Joel R. Jacks
Name: Joel R. Jacks
Title: Chairman & CEO

ACKNOWLEDGED AND CONSENTED:

PROFESSIONAL SERVICES COUNCIL

By:	/s/ Alan Chvotkin
Name: Alan Chvotkin
Title: Senior VP and Counsel

900 Third Avenue, 33rd Floor   •   New York, NY   •   10022-4775

Tel: (212) 909-8400   •   Fax: (212) 371-7254